Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Kate Finn
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS SECOND QUARTER 2009 RESULTS
— Announces Successful Amendment of Credit Facility —
NEW YORK, NY — August 10, 2009 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the second quarter ended June 30, 2009.
•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels decreased 36.8% in constant dollars in the second quarter from the comparable period in 2008. Adjusted EBITDA for the second quarter was $11.3 million, a decrease of 59% from the comparable period in 2008.
•	On August 5th, MHG announced the successful amendment of its revolving credit facility. This includes, among other things, the elimination of the leverage test, a reduction of the debt service coverage ratio to 0.90x from 1.75x, and an adjustment to the borrowing base test that is expected to allow MHG to access substantial liquidity for the life of the credit facility.
•	As a result of the cost reduction plans, EBITDA at System-Wide Comparable Hotels during the second quarter declined at a rate of 1.8 times the related RevPAR percentage change, beating industry norms.
•	MHG achieved a 19.8% reduction in operating expenses at System-Wide Comparable Hotels and a 37% reduction in corporate expenses in the second quarter of 2009 from the comparable period in 2008. Through our multi-phase contingency plans implemented beginning in early 2008, we estimate that we have reduced hotel operating expenses and corporate expenses by approximately $20 million and $10 million, respectively, on an annualized basis.
•	With the completion of the redesigned Mondrian Los Angeles and Morgans properties in September 2008, MHG has no significant deferred capital expenditure requirements at its owned hotels.
•	In April, Hard Rock opened a new and expanded Joint Music Venue and added approximately 65,000 square feet of meeting and convention space. The new north tower, consisting of 490 rooms, opened in July and the casino expansion and south tower, consisting of 374 rooms, are projected to open in late 2009 or early 2010.
•	Boston Ames and Mondrian SoHo are currently targeted to open in the fourth quarter of 2009 and the middle of 2010, respectively.

Fred Kleisner, President and CEO of Morgans Hotel Group, said: “While the economic and operating environment remains difficult, we are beginning to see trends stabilize. We saw some returns in occupancy in the second quarter and modest, but nevertheless meaningful, pockets of promise across the business. As we move forward through this pressured economic and industry environment we remain focused on maintaining cost controls, strengthening our financial position and preserving, and ultimately growing, shareholder value. The amendment to our credit facility we reached with our lenders is a very positive step for the Company and signifies our strong lender support and their confidence in us and our business. We are confident that we are taking all the right steps to get us through this challenging period while at the same time positioning the company for long-term growth.”
Second Quarter 2009 Operating Results
RevPAR at System-Wide Comparable Hotels decreased by 39.5% (36.8% in constant dollars) in the second quarter of 2009 compared to the second quarter of 2008. Occupancy declined by 12.5% and average daily rate (“ADR”) declined by 30.9% (27.9% in constant dollars) compared to the same period in the prior year.
MHG recorded a net loss of $10.1 million in the second quarter of 2009 compared to a net loss of $1.1 million in the second quarter of 2008.
Balance Sheet and Liquidity
As of June 30, 2009, consolidated debt excluding the Clift lease obligation was $776.5 million and cash and cash equivalents were $165.2 million, which includes approximately $139.3 million MHG had borrowed under its revolving credit facility.
On August 5, 2009, MHG announced that it had successfully completed an amendment to its existing line of credit. Among other things the amendment:
•	Eliminates the corporate leverage test;
•	Reduces the corporate fixed charge coverage test to 0.90x from 1.75x;
•	Amends the borrowing base tests so that, among other changes, a minimum of 35% of appraised value on the New York properties securing the facilities will be available; and
•	Cleans up a variety of other provisions at the subsidiary level that could have triggered technical defaults.
The facility’s size was reduced from $220 million to $125 million and the full $125 million is currently available to be borrowed. The Company believes that, without the amendment, it would have had limited availability, if any, under the facility for the remainder of its term. Upon closing, the Company reduced its outstanding borrowings under the facility to $23.9 million and has approximately $11.1 million of outstanding letters of credit associated with the facility. The facility is secured by three of the Company’s hotels: Delano, Royalton and Morgans. The interest rate is LIBOR plus 3.75% with a LIBOR floor of 1.0% and the maturity is October 5, 2011.
The facility is led by Wells Fargo/Wachovia. Other lenders in the facility include Citibank, Aareal, Bank of America, Allied Irish, KBC Bank and Midfirst.

In June 2009, the $40 million non-recourse mortgage and mezzanine loans at Mondrian Scottsdale matured and were not repaid. MHG is continuing to operate Mondrian Scottsdale and accruing interest. MHG is discussing various options with the lenders. MHG does not intend to commit significant monies toward the repayment of the loans or the funding of operating deficits.
The Mondrian South Beach joint venture’s non-recourse mortgage and mezzanine loans matured on August 1, 2009 and were not repaid by the joint venture. MHG is continuing to operate Mondrian South Beach. The joint venture is in discussion with the lender to extend the maturity.
MHG estimates that its total future capital commitments for development projects for the remainder of 2009 will be approximately $13 million, primarily to fund the outstanding letters of credit at Hard Rock. With the re-launch of Mondrian Los Angeles and Morgans in September 2008, all major renovation projects have been completed and there are no significant deferred capital expenditure requirements at our owned hotels.
Additionally, MHG intends to utilize its net operating losses of approximately $100 million to offset future income, including potential gains on the sale of assets or interest therein as part of its long-term strategy to reduce its ownership interests in hotels.
Development Activity
MHG’s projects currently under construction are the Hard Rock expansion, the Boston Ames and the Mondrian SoHo, all of which are expected to be completed between the fourth quarter of 2009 and the middle of 2010.
2009 Outlook
The global economic downturn has had a significant adverse impact on demand, particularly since the middle of September 2008. Given the continuing uncertainty about the depth and duration of the economic crisis, we are not comfortable defining a specific RevPAR target or range for the year. However, we can provide a framework for Adjusted EBITDA given certain RevPAR declines. For example, if RevPAR for the year were to decline on average 25-30%, we would expect 2009 Adjusted EBITDA to be between $40-50 million. This is based on a ratio of EBITDA percentage decline to RevPAR percentage decline between 1.5 and 2.0 times, which is consistent with the ratio we have achieved over the past three quarters.
Conference Call
MHG will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the Corporate Info, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754; for international callers, the conference ID is 23399960. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291; for international callers, the conference ID is 23399960. The replay will be available from August 10, 2009 through August 17, 2009.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year and development projects. Owned Comparable Hotels for 2009 excludes Mondrian Los Angeles and Morgans, which were under renovation in 2008.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels under renovation during the current or the prior year and development projects. System-Wide Comparable Hotels for 2009 excludes Mondrian Los Angeles and Morgans, which were under renovation in 2008, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which has been under renovation and expansion since 2008, and Mondrian South Beach, which opened in December 2008.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in Miami, Mondrian in Los Angeles, Mondrian in Scottsdale and Mondrian in South Beach, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in SoHo, New York; Las Vegas, Nevada; Palm Springs, California; Boston, Massachusetts; and Dubai, UAE. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

	Three Months		Six Months
Income Statement	Ended June 30,		Ended June 30,
(In Thousands, except per share amounts)	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenues :
Rooms	$30,885	$46,867	$59,480	$93,021
Food & beverage	19,381	26,554	38,869	53,123
Other hotel	2,258	3,350	5,004	6,823

Total hotel revenues	52,524	76,771	103,353	152,967
Management fees	3,863	4,552	7,312	9,088

Total revenues	56,387	81,323	110,665	162,055

Operating Costs and Expenses :
Rooms	10,328	11,896	20,542	25,065
Food & beverage	14,539	18,355	29,114	37,722
Other departmental	1,566	1,924	3,160	4,009
Hotel, selling, general and administrative	12,095	14,599	24,105	30,372
Property taxes, insurance and other	4,185	3,729	8,510	7,782

Total hotel operating expenses	42,713	50,503	85,431	104,950
Corporate expenses :
Stock based compensation	2,505	4,415	5,574	7,349
Other	4,983	7,895	11,214	15,298
Depreciation and amortization	8,411	6,018	15,631	12,109
Restructuring, development and disposal costs	653	630	1,544	1,167

Total operating costs and expenses	59,265	69,461	119,394	140,873
Operating (loss) income	(2,878)	11,862	(8,729)	21,182

Interest expense, net	12,044	10,895	23,501	21,969
Equity in loss of unconsolidated joint ventures	1,895	865	2,438	8,910
Other non-operating expense	496	776	1,065	1,301

Pre tax loss	(17,313)	(674)	(35,733)	(10,998)
Income tax benefit	(7,371)	(800)	(15,508)	(4,968)

Net (loss) income	(9,942)	126	(20,225)	(6,030)

Net income attributable to noncontrolling interest	(115)	(1,187)	(418)	(2,342)

Net loss attributable to common stockholders	$(10,057)	$(1,061)	$(20,643)	$(8,372)

Weighted average shares outstanding — diluted	29,745	32,191	29,742	32,276

Loss per share attributable to common stockholders	$(0.34)	$(0.03)	$(0.69)	$(0.26)

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Six Months			Six Months
	Ended June 30,		%	Ended June 30,		%	Ended June 30,			Ended Jun. 30,
Hotel Operating Statistics	2009	2008	Change	2009	2008	Change	2009	2008	Change	2009	2008	Change

Royalton
Occupancy	89.4%	88.9%	0.6%				83.6%	84.9%	-1.5%
ADR	$247.57	$404.02	-38.7%				$250.56	$386.86	-35.2%
RevPAR	$221.33	$359.17	-38.4%				$209.47	$328.44	-36.2%

Hudson
Occupancy	86.7%	92.4%	-6.2%				78.2%	88.9%	-12.0%
ADR	$183.98	$299.49	-38.6%				$177.97	$274.08	-35.1%
RevPAR	$159.51	$276.73	-42.4%				$139.17	$243.66	-42.9%

Delano
Occupancy	64.5%	84.7%	-23.8%				64.7%	85.7%	-24.5%
ADR	$455.98	$502.71	-9.3%				$529.91	$594.32	-10.8%
RevPAR	$294.11	$425.80	-30.9%				$342.85	$509.33	-32.7%

Clift
Occupancy	65.4%	77.0%	-15.1%				58.6%	73.4%	-20.2%
ADR	$183.21	$258.42	-29.1%				$199.14	$262.47	-24.1%
RevPAR	$119.82	$198.98	-39.8%				$116.70	$192.65	-39.4%

Mondrian Scottsdale
Occupancy	38.1%	61.0%	-37.5%				47.9%	61.1%	-21.6%
ADR	$114.12	$168.89	-32.4%				$151.04	$226.26	-33.2%
RevPAR	$43.48	$103.02	-57.8%				$72.35	$138.24	-47.7%

Total Owned — Comparable
Occupancy	74.5%	84.4%	-11.7%				69.7%	81.8%	-14.8%
ADR	$213.98	$314.65	-32.0%				$224.96	$317.05	-29.0%
RevPAR	$159.42	$265.56	-40.0%				$156.80	$259.35	-39.5%

St. Martins Lane
Occupancy	70.1%	76.8%	-8.7%	70.1%	76.8%	-8.7%	69.1%	77.2%	-10.5%	69.1%	77.2%	-10.5%
ADR	$311.81	$466.77	-33.2%	$300.79	$353.45	-14.9%	$299.14	$445.98	-32.9%	$299.14	$337.20	-11.3%
RevPAR	$218.58	$358.48	-39.0%	$210.85	$271.45	-22.3%	$206.71	$344.30	-40.0%	$206.71	$260.32	-20.6%

Sanderson
Occupancy	66.9%	78.4%	-14.7%	66.9%	78.4%	-14.7%	66.1%	75.5%	-12.5%	66.1%	75.5%	-12.5%
ADR	$392.46	$520.96	-24.7%	$378.59	$394.48	-4.0%	$365.06	$508.88	-28.3%	$365.06	$384.76	-5.1%
RevPAR	$262.56	$408.43	-35.7%	$253.28	$309.27	-18.1%	$241.30	$384.20	-37.2%	$241.30	$290.49	-16.9%

Shore Club
Occupancy	54.0%	66.5%	-18.8%				54.3%	69.0%	-21.3%
ADR	$280.45	$377.70	-25.7%				$336.88	$438.57	-23.2%
RevPAR	$151.44	$251.17	-39.7%				$182.93	$302.61	-39.6%

System-wide — Comparable
Occupancy	71.0%	81.1%	-12.5%	71.0%	81.1%	-12.5%	67.5%	79.3%	-14.9%	67.5%	79.3%	-14.9%
ADR	$239.33	$346.19	-30.9%	$237.58	$329.34	-27.9%	$251.73	$352.93	-28.7%	$251.73	$336.46	-25.2%
RevPAR	$169.92	$280.76	-39.5%	$168.68	$267.09	-36.8%	$169.92	$279.87	-39.3%	$169.92	$266.81	-36.3%

Morgans
Occupancy	89.1%	73.5%	21.2%				81.5%	77.5%	5.2%
ADR	$222.51	$351.46	-36.7%				$221.28	$325.77	-32.1%
RevPAR	$198.26	$258.32	-23.3%				$180.34	$252.47	-28.6%

Mondrian LA
Occupancy	68.7%	45.8%	50.0%				58.7%	49.3%	19.1%
ADR	$255.98	$359.23	-28.7%				$269.53	$351.90	-23.4%
RevPAR	$175.86	$164.53	6.9%				$158.21	$173.49	-8.8%

Hard Rock (1)
Occupancy	92.3%	94.3%	-2.1%				90.8%	94.2%	-3.6%
ADR	$165.14	$217.34	-24.0%				$150.41	$200.94	-25.1%
RevPAR	$152.42	$204.95	-25.6%				$136.57	$189.29	-27.8%

Mondrian South Beach
Occupancy	41.0%	0.0%	100.0%				47.5%	0.0%	100.0%
ADR	$219.70	$—	100.0%				$252.38	$—	100.0%
RevPAR	$90.08	$—	100.0%				$119.78	$—	100.0%

(1)	As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the total Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•	Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings and litigation and settlement costs and other items that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated;
•	Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of the credit markets. We reasonably believe that a substantial portion of these items will not recur in future years and that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.
•	Impairment loss: we reasonably believe that this item will not recur in future years and that these non-cash charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.
•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a fee simple ownership interest; and
•	The stock-based compensation expense recognized, as this is not necessarily an indication of the operating performance of our assets.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

	Three Months		Six Months
EBITDA Reconciliation	Ended June 30,		Ended June 30,
(In Thousands)	2009	2008	2009	2008

Net loss	$(10,057)	$(1,061)	$(20,643)	$(8,372)
Interest expense, net	12,044	10,895	23,501	21,969
Income tax benefit	(7,371)	(800)	(15,508)	(4,968)
Depreciation and amortization expense	8,411	6,018	15,631	12,109
Proportionate share of interest expense from unconsolidated joint ventures	6,205	3,824	12,607	12,312
Proportionate share of depreciation expense from unconsolidated joint ventures	1,966	3,188	4,004	6,133
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(75)	(86)	(166)	(186)
Net income attributable to noncontrolling interest	(314)	(22)	(668)	(257)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(4,252)	—	(9,658)	—

EBITDA	6,557	21,956	9,100	38,740

Add : Other non operating expense	496	776	1,065	1,301
Add : Other non operating expense from unconcolidated joint ventures	848	1,899	560	4,233
Add: Restructuring, development and disposal costs	653	630	1,544	1,167
Less : EBITDA from Clift, a leased hotel	260	(1,922)	536	(3,454)
Add : Stock based compensation	2,505	4,415	5,574	7,349

Adjusted EBITDA	$11,319	$27,754	$18,379	$49,336

	Three Months			Six Months
Room Revenue Analysis	Ended June 30,		%	Ended June 30,		%
(In Thousands, except percentages)	2009	2008	Change	2009	2008	Change

Royalton	$3,383	$5,490	-38%	$6,370	$10,045	-37%
Hudson	11,715	20,288	-42%	20,336	35,697	-43%
Delano	5,190	7,516	-31%	12,048	17,985	-33%
Clift	4,000	6,574	-39%	7,748	12,736	-39%
Mondrian Scottsdale	747	1,817	-59%	2,473	4,877	-49%

Total Owned — Comparable	25,035	41,685	-40%	48,975	81,340	-40%

Morgans	2,058	1,635	26%	3,723	4,192	-11%
Mondrian LA	3,792	3,547	7%	6,782	7,489	-9%

Total Owned	$30,885	$46,867	-34%	$59,480	$93,021	-36%

	Three Months			Six Months
Hotel Revenue Analysis	Ended June 30,		%	Ended June 30,		%
(In Thousands, except percentages)	2009	2008	Change	2009	2008	Change

Royalton	$4,690	$7,228	-35%	$9,137	$13,733	-33%
Hudson	15,894	26,434	-40%	27,921	46,773	-40%
Delano	10,854	16,074	-32%	25,045	36,073	-31%
Clift	6,854	10,702	-36%	13,720	21,056	-35%
Mondrian Scottsdale	1,835	4,015	-54%	4,884	9,564	-49%

Total Owned — Comparable	40,127	64,453	-38%	80,707	127,199	-37%

Morgans	3,973	4,249	-6%	7,814	9,630	-19%
Mondrian LA	8,424	8,069	4%	14,832	16,138	-8%

Total Owned	$52,524	$76,771	-32%	$103,353	$152,967	-32%

	Three Months			Six Months
Hotel EBITDA Analysis	Ended June 30,		%	Ended June 30,		%
(In Thousands, except percentages)	2009	2008	Change	2009	2008	Change

Royalton	$297	$1,970	-85%	$57	$2,850	-98%
Hudson	3,604	12,573	-71%	4,331	18,339	-76%
Delano	3,243	5,799	-44%	8,620	14,276	-40%
Clift	(260)	1,922	-114%	(536)	3,454	-116%
Mondrian Scottsdale	(473)	262	-281%	94	1,525	-94%

Owned Comparable Hotels	6,411	22,526	-72%	12,566	40,444	-69%

St Martins Lane	1,050	2,144	-51%	2,064	4,126	-50%
Sanderson	663	1,397	-53%	1,203	2,397	-50%
Shore Club	76	236	-68%	262	603	-57%

Joint Venture Comparable Hotels	1,789	3,777	-53%	3,529	7,126	-50%

Total Comparable Hotels	8,200	26,303	-69%	16,095	47,570	-66%

Morgans — Owned	(40)	861	-105%	(280)	1,726	-116%
Mondrian LA — Owned	2,973	1,920	55%	4,487	3,737	20%
Hard Rock — Joint Venture	1,423	3,927	-64%	1,827	5,958	-69%
Mondrian South Beach — Joint Venture	(356)	0		(330)	0

Total Hotels	$12,200	$33,011	-63%	$21,799	$58,991	-63%

	Adjusted
	EBITDA
Adjusted EBITDA and Debt Analysis	Twelve Months
(In Thousands)	Ended	Debt at
Consolidated Operations	June 30, 2009	June 30, 2009

Morgans (1)	962
Royalton	3,766
Delano	16,495
Revolving Credit Facility	—	139,289

Sub — total	21,223	139,289

Hudson	25,277	255,660
Mondrian LA (1)	8,761	120,500
Mondrian Scottsdale	(1,213)	40,000
Other (2)	(5,349)	221,053

Total	48,699	776,502

Less: Cash		(165,209)

Net Debt		611,293

(1)	Hotel was under renovation in the past twelve months and had rooms out of service.

(2)	Includes outstanding debt on convertible notes, trust preferred securities, the Gale promissory note and excludes capital lease obligations at the Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
System-Wide Comparable	Ownership	Ended	Debt
Joint Venture Hotels (1)	Percentage	June 30, 2009	June 30, 2009

Sanderson and St. Martins Lane	50%	9,017	83,756
Shore Club	7%	533	8,388

(1)	Includes information only for System-Wide Comparable Hotels.

Balance Sheet	June 30,	Dec 31,
(In Thousands)	2009	2008
		(as adjusted)
Cash	$165,209	$49,150
Restricted cash	16,628	21,484
Property and equipment, net	546,879	555,645
Goodwill	73,698	73,698
Accounts receivable, net	17,640	14,573
Prepaid expenses and other assets	11,218	9,192
Investments in joint ventures	59,582	56,754
Other assets	87,976	74,968

Total assets	978,830	855,464

Long-term debt	776,502	635,601
Capital lease obligations — Clift	82,392	81,578
Accounts payable and accrued expenses	26,622	26,711
Other liabilities	29,494	35,655
Distributions and losses in excess of investment in unconsolidated joint ventures	16,190	14,563

Total liabilities	931,200	794,108
Noncontrolling interest	17,014	17,933
Stockholders’ equity	30,616	43,423

Total liabilities and equity (deficit)	$978,830	$855,464